REVISED DEFINITIVE
                                               PROXY MATERIAL



                    NOTICE OF ANNUAL MEETING



     The Annual Meeting of Shareholders of Elephant & Castle Group Inc. (the "Company") will be held at the Holiday Inn Hotel, 1355 No. Harbour Drive, San Diego, California, 92101-3385 on Thursday, June 27, 1996 at 12:00 P.M. noon for the following purposes:

     (i) To elect eight (8) Directors, each to serve until the next annual meeting of shareholders of the Company;

    (ii)  To ratify the appointment of Pannell Kerr Forster
          Worldwide as the Company's auditors for the fiscal year ending December 31, 1996; and

   (iii) To consider such other business as may properly come before the meeting. In accordance with local practice in Canada, the Shareholders will be receiving, considering and approving a report to the Shareholders from the Board of Directors; and receiving, considering and approving the Audited Financial Statements of the Company for the year ended December 31, 1995 and the Auditor's Report thereon.

     Shareholders of record at the close of business on May 9, 1996 will be entitled to notice of and to vote at the meeting and any adjournment thereof.


                                   By order of the Board of
                                   Directors

                                   Peter Barnett
                                   Secretary of the Company


Vancouver, B.C.
May 16, 1996



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                   ELEPHANT & CASTLE GROUP INC.


                       1996 PROXY STATEMENT


     This proxy statement is being furnished to holders of Common Shares of Elephant & Castle Group Inc. (the "Company") in connec-tion with the solicitation of proxies on behalf of the Board of Directors. If executed and returned, the proxies will be voted at the 1996 Annual Meeting of Shareholders to be held on Thursday, June 27, 1996 and at any adjournment thereof. This statement and form of proxy were first mailed to shareholders on or about May 16, 1996. Any shareholder submitting a proxy may revoke it at any time before it is voted by notifying the Corporate Secretary in writing or in person.

     Only holders of the Company's Common Shares outstanding as of the close of business on May 9, 1996, the record date, will be entitled to vote at the meeting. The Company's only class of voting securities is its Common Shares, without par value. There are currently 2,604,611 Common Shares outstanding. Each Common Share is entitled to one vote. The representation in person or by proxy of a majority of the outstanding Common Shares is necessary to provide a quorum at the Annual Meeting. Votes withheld from a nominee for election as a director or votes on other matters that reflect abstentions or broker non-votes are counted as present in determining whether the quorum requirement is satisfied, but they have no other effect on voting for election of directors.

     The expenses of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and proxy, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of the Company's Common Stock. The Company expects to solicit proxies primarily by mail, but directors, officers, employees and agents of the Company may also solicit proxies in person or by telephone or by other electronic means.

Preliminary Information

     The Corporation is a corporation organized under the laws of the Province of British Columbia, Canada. The Company operates a chain of restaurants principally at malls located throughout Canada. The Company is in the process of refocusing its restaurant operations by opening and expanding food and beverage operations at major hotel chains and similar facilities in the United States and Canada.


Voting Securities and Principal Holders Thereof

     All holders of the Company's Common Shares (herein the "Common Shares") of record as of the close of business on May 9, 1996 are entitled to vote at the Annual Meeting. Each holder is entitled to one vote per Common Share. There is no cumulative voting.


Security Ownership of Directors, Management and Certain Beneficial
Owners

     As of the close of business on March 31, 1996, 2,604,611 Common Shares were issued and outstanding. The following table sets forth, as of such date, information relating to the beneficial ownership of the Company's Common Shares by each person known to the Company to be beneficial owner of more than 5% of the Common Shares, by each director, by each of the named executive officers and by all directors and executive officers as a group:


                                              Approximate
                                              Percentage of
    Name and Address       Number of Shares   Outstanding Shares(3)
- ------------------------   ----------------   ---------------------
Jeffrey M. Barnett(1)(2)       550,375              21.13

Peter J. Barnett(1)(2)         550,375              21.13

George W. Pitman(1)(2)         137,250               5.27

William C. McEwen(1)(3)          6,000                .23

D. David Cohen(1)               79,500               3.05

                                              Approximate
                                              Percentage of
    Name and Address       Number of Shares   Outstanding Shares(3)
- -----------------------    ----------------   ---------------------
Martin O'Dowd(1)(3)

David Wiederecht(1)(4)            ---                   .

Anthony Mariani(1)(4)             ---                   .

Daniel DeBou(2)(3)               8,200                .31

Paul Tilbury(2)(3)              17,000                .65


All Directors and Executive  1,348,700              51.77%
Officers as a Group

_______________

(1)  Each person is a director.

(2) Excludes an aggregate of 100,000 shares subject to conditional options issued to the founders of the Company prior to the public offering pursuant to a Founders Retention Plan.

(3) Includes options granted to directors and executive officers pursuant to the 1993 Employee Stock Option Plan and the 1993
     Director Stock Option Plan.

(4) Excludes 111,111 shares owned by an investment fund ("Fund"), of which the nominee is a representative, and up to 675,000 additional shares subject to Warrants and Subordinated Convertible Debentures held by the Fund.


                      ELECTION OF DIRECTORS

     The Company's Memorandum and Articles of Association provide for the election of the Board of Directors at each annual meeting of the Company's Shareholders. Each person so elected shall serve until their respective successors shall have been elected and qualified.

     It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy, for the election of the nominees named below as directors of the Company, except as otherwise specified in the proxy. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. In the event any one or more of such nominees shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable, or who intends to decline, to serve as a director.

     The names and ages of the nominees as of April 30, 1996, and certain information about them are set forth below:

            Name         Age      Principal Occupation
     ------------------  ---  -------------------------------------
     Jeffrey M. Barnett   57  Chairman of the Board, Chief Execu-
                              tive Officer, Director and President

     Peter J. Barnett     57  Executive Vice President, Director
                              and Secretary

     George W. Pitman     54  Vice President - Design and Develop-
                              ment, and Director

     William L. McEwen    71  Independent Entrepreneur, Real Es-
                              tate and Telecommunications

     D. David Cohen       56  Attorney, Private Practice

     Martin O'Dowd        48  Director, President, Chief Operating Officer,
                              Rainforest Cafe, Inc.

     David Wiederecht     40  Vice President, Alternative Investments,
                              GE Investment Corporation

     Anthony Mariani      31  Senior Analyst, Private Equities,
                              GE Investment Corporation

Executive Officers and Directors

     Jeffrey M. Barnett co-founded the predecessor of the Company in 1977 with twin brother Peter J. Barnett and their long-time business colleague, Mr. George W. Pitman. Jeffrey M. Barnett became Chairman of the Board and Chief Executive Officer of the Company upon the reorganization. Mr. Barnett is involved in all material aspects of the Company. He has served on the Board of Directors and in various executive positions with each of the predecessor subsidiaries.

     Peter J. Barnett, Executive Vice President and Secretary, is one of the founders of the Company and also is involved in all material aspects of the Company. He has served on the Board of Directors and has held various executive positions with the predecessor subsidiaries.

     George W. Pitman, Vice President - Design and Development, is one of the founders of the Company and serves as a director of the Company since the reorganization. He has served on the Board of Directors of the predecessor subsidiaries since their inception in 1977.

     William L. McEwen is an independent entrepreneur who is the owner/manager of residential and commercial properties in Ottawa, Ontario, and Vancouver, B.C. Mr. McEwen is also the co-founder of Ottawa Cablevision, Ltd., Keeble Cable in Toronto and Signal West Distributors, Ltd., a wholesale/retail distributor of television converters, electronic products and telephones. Mr. McEwen is Chairman of the Board and Chief Executive Officer of Tasco Communi-cations, Inc., a paging and telephone answering company. He is Vice President of the Liberal Party of Canada and a Knight of the Order of Saint Jean of Jerusalem. He was formerly employed for 16 years by Atomic Energy of Canada Ltd. as North American Sales Manager, Medical Products. Director since 1993.

     D. David Cohen is engaged in the private practice of law in New York, and is also currently Of Counsel to the New York law firm of Parker Duryee Rosoff & Haft. Mr. Cohen served as U. S. securi-ties counsel to the Registrant in connection with its 1993 public Offering. From December 1988 to December 1990, while also engaged in the practice of law as a member of Parker Duryee Rosoff & Haft, Mr. Cohen also served as Vice President and General Counsel of Data Switch Corporation, a publicly-owned company in the electronics industry. In 1995, Data Switch was merged with and into a subsidiary of General Signal Corporation. Mr. Cohen is also a director of ERD Waste Corp. Director since 1993.

     Martin O'Dowd has been President and Chief Operating Officer of Rainforest Cafe, Inc., Minneapolis, MN, since May 1995 and has served as a director and Secretary since June 1995. From July 1987 to May 1995, Mr. O'Dowd was Corporate Director of Food and Beverage Services for Holiday Inn Worldwide, where Mr. O'Dowd was responsible for approximately $250 million in annual food and beverage revenue and was responsible for concept development, strategic planning, and operations for 120 company-owned units. From August 1985 to July 1987, Mr. O'Dowd was Vice President and General Operations Manager for the New York based hard Rock Cafe Organization overseeing operations in New York, London and Stockholm. Mr. O'Dowd began his restaurant career with 8 years at Steak & Ale Restaurants. Mr. O'Dowd was first elected to the Board of Directors of the Company in June of 1995.

     David Wiederecht is Vice President of Alternative Investments for GE Investment Corporation since January 1994. Prior to his current assignment, he served GE Investments in various senior financial management assignments in GEIC's real estate and finance organization since 1988. Prior to joining GEIC, Mr. Wiederecht worked at various assignments within General Electric Company, including corporate headquarters and GE's audit staff. Mr. Wiederecht was first elected to the Board of Directors of the Company in January, 1996.

     Anthony Mariani is Senior Analyst of Private Equities for GE Investment Corporation since February 1994. Prior to his current assignment, he worked at various assignments in GE Investments' private equities and finance organizations since 1988. Mr. Mariani was first elected to the Board of Directors of the Company in January, 1996.


Meetings, Attendance, Committees

     The Board of Directors of the Company held three (3) regular meetings in 1995. Following its public offering, the Board created two standing committees: the Compensation Committee and the Audit

Committee. Each incumbent director attended at least 75% of the aggregate of: (1) the total number of Board meetings held during the period he was a director; and (2) the total number of meetings held by all Committees of the Board on which he served during such period.

     It is the function of the Compensation Committee to review the Company's remuneration policies and practices, administer certain of the Company's incentive compensation and stock option plans, and establish the salaries of the executive officers of the Company.
It is the function of the Audit Committee to review the external audit programs of the Company and to make recommendations to the Board of Directors of the Company concerning its appointment of independent auditors, the conduct of the audit and related matters. Messrs. Jeffrey M. Barnett, William McEwen and D. David Cohen have heretofore served as the Audit Committee. The Committees meet separately from, but on the same days as, regularly scheduled Board meetings. During 1995, there were three (3) such meetings. The Company does not maintain a nominating committee or one performing a similar function.


Compensation of Directors

     Directors who are not employees or officers of the Company (herein the "Outside Directors") are currently separately compensated for their services as follows: CDN $500.00 cash for each three months as a director, plus 2,000 shares of Company Stock for each two years of service as an outside director, issued at in eight equal quarterly amounts. Certain outside Directors have elected not to accept cash compensation and have redirected their shares compensation to their employer. In addition, each of Messrs. McEwen and Cohen were granted, upon election to the Board, non-qualified options to purchase 5,000 Common Shares each at a price equal to 100% of the fair market value of the Common Shares as at the date of the grant of such stock options. At the time of the option grant, the fair market value of the Shares subject to the grant was, therefore, the exercise price of the options, $6.00 per Share. The options vest in two equal installments, on each of the first two successive anniversaries of the date of grant, subject to continued service, and are exercisable for a period of five years.

Executive Compensation
Report of the Compensation Committee

     The Compensation Committee (the "Committee") is composed of three directors, Jeffrey Barnett, Chairman and Founder of the Com-pany, and Messrs. McEwen and Cohen, Outside Directors. The
Committee has not altered or otherwise modified the compensation practices and general rates which prevailed for executives of the Company at the time of the 1993 public offering. It is the intention that the Committee will be reviewing compensation rates and incentives offered by the Company against practices at similar-sized companies in the same industry and same geographic areas in future periods. No such reviews have been made or completed to date.

                                   The Compensation Committee
                                   By: Jeffrey M. Barnett, Chairman
                                       William McEwen
                                       D. David Cohen

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Jeffrey M. Barnett, Chairman of the Compensation Committee, is the Chairman and Chief Executive Officer of the Company. Messrs. William McEwen and D. David Cohen are Outside Directors. The Com-pany intends to continue a policy of having directors unaffiliated with management to constitute a majority of the members of the Compensation Committee. Mr. Cohen served as counsel to the Company. He earned fees for legal services of CDN $61,000 during 1995. Mr. Cohen is indebted to the Company in the amount of $300,000 for the purchase of securities of the Company, which loan is fully collateralized by securities other than securities of the Company. There are no interlocks among the members of the Compensation Committee.


                    SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of the compensation of the Chief Executive Officer of the Company and the two other founders of the Company for their services rendered during fiscal years 1995, 1994 and 1993. No executive officer received a salary and bonus which exceeded U.S. $100,000 in 1995. All figures are in Canadian dollars. The relative value of the Canadian dollar compared to the U.S. dollar fluctuates from time to time. During 1995, the average value was each CDN $1.00 equals U.S. $.73.

                             Base                 All Other
                             Salary     Bonuses   Compensation(1)
                           --------     -------   ----------------
Jeffrey M. Barnett,
Chief Executive Officer
     12/31/1995        CDN $135,000     ------      25,026
     12/31/1994             125,539     ------      25,026
     12/31/1993             102,698     ------      25,026

Peter J. Barnett,
Executive Vice President
     12/31/1995            $125,000     ------      18,997
     12/31/1994             115,385     ------      18,997
     12/31/1993              98,082     ------      18,997

                              Base                 All Other
                             Salary     Bonuses   Compensation(1)
                           --------     -------   ---------------
George W. Pitman
Vice President,
Design and Development
     12/31/1995            $ 95,000     ------      ------
     12/31/1994              95,000     ------      ------
     12/31/1993              76,865     ------      ------


     (1) The other compensation consists of life insurance premiums paid on policies on which the families of the insured are the sole beneficiaries.

     The Company currently does not maintain and none of its executive officers are eligible for deferred compensation, long-term incentive plan payouts, restricted stock awards, or other similar compensatory arrangements. The principal executives who are the principal shareholders of the Company are intended to be incentivized by their ownership of a substantial fraction of the Company's Shares, and by certain pre-existing long-term rights to acquire up to an aggregate of an additional 100,000 Shares pursuant to a Founders Retention Plan, described below. Such executives are not eligible for grants of options pursuant to the Company's 1993 Employee Stock Option Plan.


Employment Agreements

     During 1993, the Company entered into five-year employment agreements with the personal service corporations of Messrs. Jeffrey M. Barnett, Peter J. Barnett and George W. Pitman. The agreements provide Messrs. Jeffrey M. Barnett, Peter J. Barnett and Mr. George P. Pitman with base salaries of CDN $135,000, CDN $125,000 and CDN $95,000, respectively. Messrs. Barnett and Pitman are entitled to other specified benefits such as an automobile allowance, reimbursement of business expenses, and health, life and disability insurance. Messrs. Barnett and Pitman are entitled to receive their compensation through the date of termination if their employment is terminated (i) by the Company otherwise than for good cause, (ii) by reason of death or disability of the employee, or
(iii) by the employee for any reason, other than a voluntary termination. The executives intend to utilize non-assignable personal service corporations to receive the income from their employments with the Company. The Company is the beneficiary of life insurance policies in the amount of at least CDN $1,000,000 on the lives of each of such executives. A portion of the proceeds, if any, from such policies in the event of the death of any execu-tive will be applied to the payment of any sums due to the execu-tive pursuant to such personal service agreements.


Founders Retention Plan

     Prior to the public offering, the Board of Directors and the shareholders of the Company have adopted a plan pursuant to which Jeffrey M. Barnett, Peter J. Barnett and George W. Pitman have been granted options to purchase an aggregate of 100,000 Common Shares of the Company (43,750 to each Mr. Barnett and 12,500 to Mr. Pit-man). The options are exercisable at U.S. $6.60 per share as to 20% of the shares pursuant to each Option Grant as of the 5th, 6th, 7th, 8th and 9th annual anniversaries of the grant date, subject to the Optionee's continued employment by the Company on such dates. None of the founders retention plan options are currently exercisable.


1993 Employee Stock Option Plan

     The Board of Directors and the shareholders of the Company have adopted The Elephant & Castle 1993 Employee Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, options may be granted to key salaried management and administration employees. Messrs. Jeffrey M. Barnett, Peter J. Barnett and George W. Pitman are not eligible for grants under this Plan. 100,000 shares were initially set aside for grants pursuant to the Stock Option Plan. Options granted pursuant to the Stock Option Plan vest 1/3 after 18 months; 2/3 after 30 months; and as to the balance, after 42 months. All options expire on the fifth annual anniversary of the date of grant. No options were granted to employees during 1995.

     The Stock Option Plan is intended to permit the Company to retain and attract qualified individuals who contribute to the overall success of the Company and the achievement of performance measures. The Option Plan will be administered by the Compensation Committee of the Board of Directors, whose members determine to whom options will be granted and the terms of the options. The Committee is entitled to accelerate the vesting options upon such circumstances as it deems appropriate. Actual vesting can be accelerated or delayed based on performance measures established by the Compensation Committee.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Reorganization

     The Company was incorporated on December 14, 1992 to acquire all of the equity interests of the predecessor restaurant subsidi-aries. Under the terms of the Reorganization Agreement, Jeffrey M. Barnett, Peter J. Barnett and George W. Pitman exchanged their interests in the predecessor subsidiaries for 568,750, 568,750 and 162,500 Common Shares, respectively.


Indebtedness Previously Owed to Management

     Prior to the 1993 public offering, Jeffrey M. Barnett and Peter J. Barnett made demand loans to the Company to finance capital expenditures (leasehold improvements, equipment, furniture and fixtures) for new and renovated restaurants. No interest was charged by the principals to the Company on those loans. No principal payments were made on these loans until March 12, 1993, when the amounts (CDN $2,848,503) then due were paid in full. The Company replaced the shareholder loans with bank loans, guaranteed by the shareholders, which were repaid with a portion of the proceeds of the public offering.


             RATIFICATION OF SELECTION OF ACCOUNTANTS

     The Board of Directors of the Company has selected Pannell
Kerr Forster Worldwide to serve as the independent accountants of the Company for the fiscal year 1996, subject to ratification by the shareholders.

    Pannell Kerr Forster Worldwide has advised the Company that it has no direct or indirect financial interest in the Company or its subsidiaries nor any other connection therewith except in the capacity of independent public accountants.

     A representative of Pannell Kerr Forster Worldwide is expected to be present at the Annual Meeting of the Shareholders. Such representative will have the right to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The proposal for ratification of the selection of Pannell Kerr Forster Worldwide requires the approval of a majority of the Common Shares present and voting at the meeting. If the proposal should not be approved, the Board of Directors would have to select an alternative firm of auditors. The Board recommends that share-holders vote FOR the proposal.


            COMPLIANCE WITH SECTION 16(a) REPORTING

     Each director, officer and beneficial owner of ten percent (10%) or more of a registered class of the Company's equity securities is required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Shares and other equity securities of the Company by specific due dates. During the year ended December 31, 1995, all such filing requirements were complied with.


                          OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

              AVAILABILITY OF REPORT ON FORM 10-KSB

     The Company's Annual Report on Form 10-KSB is being provided to shareholders together with this Proxy Statement. The Annual Report is not incorporated in this Proxy Statement by reference. Any shareholder of record and each beneficial owner of the Company's securities not in receipt of Form 10-KSB may obtain a copy thereof without charge upon written request addressed to Peter
J. Barnett, Elephant & Castle Group Inc., 303 IBM Tower, 701 West Georgia Street, P. O. Box 10240, Vancouver, British Columbia, Canada V7Y 1E7.



          DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                     FOR 1997 ANNUAL MEETING

     Proposals of shareholders which are intended to be presented by such shareholder at the Company's 1997 Annual Meeting must be received by the Company no later than January 31, 1997 in order to be included in the Proxy Statement and form of proxy relating to that meeting.


                         ELEPHANT & CASTLE GROUP INC.

                         By Order of the Board of Directors
May 16, 1996